Exhibit 10.1.5

CAVCO INDUSTRIES, INC. 2023 OMNIBUS EQUITY INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
(FOR SECTION 16 EMPLOYEES AND ABOVE)
This Performance-Based Restricted Stock Unit Award Agreement (the “Agreement”) is made and entered into as of _______ (the “Grant Date”) by and between Cavco Industries, Inc., a Delaware corporation (the “Company”), and _______ (the “Grantee”), an employee of the Company, pursuant to the Cavco Industries, Inc. 2023 Omnibus Equity Incentive Plan (the “Plan”). Except as defined herein, capitalized terms used but not defined in this Agreement shall have the same meanings ascribed to them in the Plan.
1.Grant of Performance-Based Restricted Stock Units; Failure to Timely Accept Award.
On the Grant Date and subject to the terms of this Agreement and the Plan, the Company grants to the Grantee the performance-based Restricted Stock Units (“pRSUs”) described herein (the “Award”). Each pRSU represents the right to receive one share of the Company’s common stock, par value $0.01 per share (“Common Stock”), subject to the terms and conditions set forth in this Agreement and the Plan. The target number of shares of Common Stock subject to this Award shall be _____ (the “Target Award”) and the maximum number of shares of Common Stock subject to this Award shall be 200% of the Target Award.
Notwithstanding the foregoing or any other provision set forth herein, this Agreement will automatically terminate and be void and this Award shall automatically be rescinded and withdrawn and be of no force or effect if the Grantee fails to sign this Agreement (or fails to electronically sign and/or acknowledge) and return it to the Company on or before the 30th day after the Grant Date.
2.Relationship to Plan; Administration; Compliance with Law.
This Award is subject to all of the terms, conditions, and provisions of the Plan and the administrative interpretations thereunder, if any, which have been adopted by the Committee from time to time. The Plan and this Award shall in all respects be administered by the Committee (or its designee) in accordance with the terms of and as provided in the Plan. The Committee (or its designee) shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee (or its designee) with respect thereto and to this Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
Consistent with the Plan, the issuance and settlement of Common Stock in connection with the pRSUs shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or settled unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

3.Performance Goals; Vesting; Forfeiture; Performance Period
The pRSUs have been credited to a bookkeeping account on the Grantee’s behalf. The Grantee may earn between 0% and 200% of the Target Award in accordance with the matrix attached hereto as Exhibit “A.” The number of earned pRSUs will depend on the Company’s level of attainment of the performance metrics (“Performance Goals”) set forth at Exhibit A. Each Performance Goal shall be weighted equally. Additional details about each Performance Goal are set out in Exhibit A. The Performance Goals will be measured over the period beginning ________, 2024 and ending ________, 2027 (the “Performance Period”).
Subject to the Grantee’s continuous employment, the pRSUs will be eligible to be earned and shall vest in whole, in part, or not at all, as of the date on which the Committee certifies the level of attainment of one or more Performance Goals, provided, that, if the Grantee terminates employment prior to the end of the Performance Period and is deemed a “Good Leaver” at the time of his or her termination then the Award will continue to vest on a pro-rated basis based on the number of days Grantee was employed during the Performance Period, subject to the actual attainment of the applicable Performance Goals at the end of the Performance Period, and, provided, further, that any pRSUs that are unvested at the time of the closing of a transaction that results in a Change of Control will immediately vest in full at the target level of attainment upon the closing of such transaction (any date on which pRSUs vest pursuant to this Section 3 shall be referred to herein as the “Vesting Date”). If the Grantee’s service terminates for any reason other than the “Good Leaver” reasons identified above before the Vesting Date, or if the Grantee’s employment is terminated for Cause before payment is made pursuant to Section 4, below, all pRSUs subject to this Agreement shall be automatically forfeited and the Company shall not have any further obligations to the Grantee under this Agreement.
For purposes of this Agreement, Grantee will be deemed a “Good Leaver” if he or she: (a) terminates employment due to death or Disability; (b) incurs a termination of employment by the Company without Cause; or (c) terminates employment on account of “Retirement.” For purposes of this Agreement, “Retirement” means a Grantee’s voluntary termination of employment after the sum of the Grantee’s age and length of continuous service with the Company is equal to or greater than 65 provided that: (i) the Grantee has at least five (5) years of continuous service with the Company and/or one or more of its Subsidiaries or Affiliates; (ii) the Grantee is at least 55 years old; (iii) unless otherwise agreed to in writing by the Company, the Grantee has provided at least 90 days advance written notice to the Company prior to the Grantee’s voluntary termination of employment and satisfactorily completed any and all transition duties assigned to Grantee during such notice period; and (iv) the Grantee has signed (and not revoked) a standard release of claims in favor of the Company and any other documentation (including, without limitation, non-competition covenants and/or non-solicitation covenants) requested by the Company at the time of the Grantee’s voluntary termination of employment.
If the Grantee’s service terminates for any reason other than the “Good Leaver” reasons identified above before all of his or her pRSUs have vested, the Grantee’s unvested Restricted Stock Units shall be automatically forfeited upon such termination of service and the Company shall not have any further obligations to the Grantee under this Agreement.
To the extent necessary to comply with Section 409A of the Code, the term “termination of employment,” “terminates employment” and/or any similar term means Separation from Service.

4.Payment.
Within 10 days of the Vesting Date, the Company shall deliver or cause to be delivered to the Grantee shares of Common Stock (including, without limitation, through a book entry credit or electronic delivery of certificates) in respect of the pRSUs that have vested.
The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulations, or agreement.
5.Notices.
Notice or other communication to the Company with respect to this Award must be made in the following manner, using such forms as the Company may from time to time provide: (a) by electronic means as designated by the Committee; (b) by registered or certified United States mail, postage prepaid, to Cavco Industries, Inc., Attention: Secretary, 3636 N. Central Ave., Suite 1200, Phoenix, Arizona 85012; or (c) by hand delivery or otherwise to Cavco Industries, Inc., Attention: Secretary, 3636 N. Central Ave., Suite 1200, Phoenix, Arizona 85012. Notwithstanding the foregoing, in the event that the address of the Company is changed, any such notice shall instead be made pursuant to the foregoing provisions at the Company’s current address.
Any notices provided for in this Agreement or in the Plan shall be given in writing or by such electronic means, as permitted by the Committee, and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Grantee, five days after deposit in the United States mail, postage prepaid, addressed to the Grantee at the address specified at the end of this Agreement or at such other address as the Grantee hereafter designates by written notice to the Company.
6.Assignment of Award.
Except as otherwise permitted by the Committee, the Grantee’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will, by beneficiary designation, by the laws of descent and distribution or by a qualified domestic relations order; and this Award is payable only to the Grantee during his lifetime, except as otherwise provided in this Agreement. After the death of the Grantee, payment of the Award shall be permitted only to the Grantee’s designated beneficiary or, in the absence of a designated beneficiary and as required by applicable law, the Grantee’s spouse or executor or the personal representative of the Grantee’s estate (or by his assignee, in the event of a permitted assignment) and only to the extent that the Award was payable on the date of the Grantee’s death.
7.Stock Certificates.
Certificates, if any, representing the shares of Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 7 have been complied with.

8.Stockholder Rights; No Dividends.
The Grantee shall have no rights of a stockholder with respect to shares of Common Stock subject to the Award unless and until (i) such time as the Award has been paid pursuant to Section 4 above, and (ii) shares of Common Stock have been transferred to the Grantee (including, without limitation, through a book entry credit or electronic delivery of certificates). For the avoidance of doubt, the Grantee shall not be credited with any dividend or dividend equivalents with respect to the Award in the event that, prior to the settlement date, the Company declares a dividend on the shares of Common Stock.
9.Successors and Assigns.
This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
10.Tax Advice; Withholding.
The Grantee acknowledges that neither the Company nor any of its representatives has provided to the Grantee any tax-related advice with respect to the matters covered by this Agreement. Pursuant to the Plan, the Company shall have the right to deduct or withhold from any payments or issuance of Common Stock made by Company to the Grantee, or to require that Grantee remit to Company, an amount sufficient to satisfy any federal, state or local taxes of any kind as are required by law to be withheld with respect to this Agreement and the settlement or vesting of the pRSUs.
11.No Service Guaranteed.
This Agreement shall not be construed to confer upon the Grantee any right to continue service with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate the Grantee’s service at any time for any reason.
12.Governing Law.
The Plan and this Agreement and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Act or other securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction. The Company and the Grantee hereby submit to the jurisdiction of the state and federal courts of Arizona with respect to matters relating to the Plan and this Agreement and agree not to raise or assert the defense that such forum is not convenient for such party.

13.Entire Agreement; Amendment; Severability.
This Agreement (including all exhibits attached hereto, which are incorporated herein and made a part hereof for all purposes), together with the Plan and all administrative interpretations thereunder shall constitute the entire agreement between the parties hereto relating to the subject matter hereof. This Agreement cannot be modified, altered, or amended except by an agreement, in writing, signed by both the Company and the Grantee. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the parties hereto shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
14.Transfer of Personal Data.
The Grantee authorizes, agrees and unambiguously consents to the transmission by the Company of any personal data information related to this Award for legitimate business purposes (including, without limitation, the administration of this Award and the Plan). This authorization and consent is voluntarily and freely given by the Grantee.
15.Clawback.
Pursuant to Section 6.8 of the Plan, Awards issued under the Plan are subject to potential forfeiture or recovery to the fullest extent called for by law, any applicable listing standard, or any current or future clawback policy that may be adopted by the Company from time to time, including, without limitation, any clawback policy adopted to comply with the final rules issued by the Securities and Exchange Commission and the final listing standards to be adopted by the NASDAQ pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. By accepting this Award, the Grantee consents to the potential forfeiture or recovery of this Award pursuant to applicable law, listing standard, and/or Company clawback policy, and agrees to be bound by and comply with the clawback policy and to return to the Company the full amount required by the clawback policy.
16.Section 409A.
This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code. If the Company concludes that this Agreement is subject to the requirements of Section 409A, neither the time nor the schedule of the payment of the pRSUs may be accelerated or subject to a further deferral except as permitted pursuant to Section 409A of the Code and the applicable regulations. In addition, if the Company concludes that this Agreement is subject to Section 409A, payment of the pRSUs may be delayed only in accordance with Section 409A of the Code and the applicable regulations.

THE COMPANY:
CAVCO INDUSTRIES, INC.

Date:	By:

	Name:	William C. Boor
	Title:	President and CEO

The Grantee hereby accepts the foregoing Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

Date:	GRANTEE:

[Employee Name]

Grantee’s Address:

EXHIBIT “A”
PERFORMANCE GOALS

Goal (Each Performance Measure Shall be Allocated Equally and Individually at 50%)	Threshold 50%	Target 100%	Maximum 200%
Relative Total Shareholder Return (rTSR) A 50% payout will be made if the Company’s rTSR for the Performance Period places it in either the Threshold, Target, or Maximum range as shown to the right.	20th Percentile	50th Percentile	80th Percentile
Market Share A 50% payout will be made if the Company’s Market Share metric for the Performance Period places it in either the Threshold, Target, or Maximum range as shown to the right.	> 0%	5%	10%
Certification: No later than 90 days after the end of the Performance Period, the Committee shall determine and certify the level of attainment, if any, of the Performance Goals and the resulting number of pRSUs earned and vested. Payouts between performance levels will be determined based on straight line interpolation. The Committee may modify a Performance Goal, in whole or in part, as it deems appropriate, if it determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company conducts its business, or other unusual or non-recurring events or circumstances render the Performance Goal(s) to be unsuitable.
Market Share: Market share shall be determined by reference to the percentage difference between: (i) the total number of Company units shipped during the fiscal year ending immediately prior to the Performance Period divided by the number of Housing and Urban Development Code Home shipments during the same period and (ii) the total number of Company units shipped during the last fiscal year of the Performance Period divided by the number of Housing and Urban Development Code Home shipments during the same period. For this purpose, all shipments shall include acquisitions and all units shipped, whether HUD code homes or other.
Relative Total Shareholder Return (“rTSR”): rTSR shall be determined with respect to the Company and the rTSR Comparator Companies by dividing: (a) the sum of (i) the difference between the applicable Beginning Stock Price and the applicable Ending Stock Price plus (ii) all dividends and other distributions on the respective shares with an ex-dividend date that falls during the Performance Period by (b) the applicable Beginning Stock Price. To determine the Company’s applicable percentile ranking, the Company and each rTSR Comparator Company are arranged by their respective total shareholder returns (highest to lowest). For this purpose:
•“Beginning Stock Price” means the average of the closing market prices of the applicable company’s common stock on the principal exchange on which such stock is traded for the 10 consecutive trading days ending with the last trading day before the beginning of the Performance Period.

•“Ending Stock Price” means the average of the closing market prices of the applicable company’s common stock on the principal exchange on which such stock is traded for the 10 consecutive trading days ending with the last day of the Performance Period.
•“rTSR Comparator Companies” for the Company shall be: [Lennar Corporation, D.R. Horton, Inc., Sherwin-Williams Company, PPG Industries, Inc., PulteGroup, Inc., Mohawk Industries, Inc., Builders FirstSource, Inc., NVR, Inc., Masco Corporation, Toll Brothers, Inc., Owens Corning, Beacon Roofing Supply, Inc., Taylor Morrison Homes Corp., Fortune Brands Home and Security, Inc., Watsco, Inc., Meritage Homes Corporation, KB Home, M.D.C. Holdings, Inc., Lennox International Inc., Tri Pointe Homes, Inc., Century Communities, Inc., TopBuild Corp., LGI Homes, Inc., American Woodmark Corporation, Skyline Champion Corporation, Simpson Manufacturing Co., Inc., Legacy Housing Corp.]
•If the common stock of any rTSR Comparator Company ceases to be publicly traded at any time during the Performance Period, such company shall be disregarded and shall not be considered an rTSR Comparator Company for the entirely of the Performance Period.